Exhibit 10.3

EXECUTION VERSION

EXCLUSIVE LICENSE BACK

AGREEMENT

Korea Territory ● Royalty-Free ● Perpetual

dated as of

June 9, 2026

by and between

HALLMARK VENTURE GROUP, INC.

(to be renamed SDR Drone Inc.)

and

SUNDORI DRONE CO., LTD.

EXCLUSIVE LICENSE BACK AGREEMENT

THIS EXCLUSIVE LICENSE BACK AGREEMENT (the “Agreement”) is made and entered into as of the date last written below (the “Effective Date”), by and between: HALLMARK VENTURE GROUP, INC. (to be renamed SDR DRONE INC.), a corporation duly organized and existing under the laws of the State of Florida, United States of America, with its principal office at 1800 N Town Center Drive, Suite 100, Las Vegas, Nevada 89144 (the “Licensor”); and SUNDORI DRONE CO., LTD., a corporation duly organized and existing under the laws of the Republic of Korea, with its registered office at 947 Hanam-daero, Hanam-si, Gyeonggi-do, Republic of Korea (the “Licensee”). Licensor and Licensee are each referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, simultaneously with the execution of this Agreement, Licensee has assigned to Licensor all of Licensee’s right, title, and interest in and to the Assigned IP (as defined in, and pursuant to, the Patent Assignment and Technology Transfer Agreement of even date herewith between the Parties (the “IP Transfer Agreement”)), with the express exception of the Sundori Marks (which are retained in ownership by Licensee and licensed to Licensor on a perpetual worldwide basis pursuant to Section 2.4 of the IP Transfer Agreement); capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the IP Transfer Agreement;

WHEREAS, the Parties intend that Licensee shall retain the right to continue its domestic operations within the Republic of Korea, including procurement to Korean Governmental Authorities and defense customers, and that such continuity is essential for Licensee (a) to maintain its registration on the Public Procurement Service Innovation Product / Excellent Procurement Product catalogue, (b) to preserve its eligibility as a Korean defense industry business under the Defense Industry Act, and (c) to continue ongoing supply, training, certification, and after-sales relationships with current Korean customers;

WHEREAS, this license back is structured to be (i) exclusive within the Korea Territory,

(ii) royalty-free, (iii) perpetual (or coterminous with each item of the Assigned IP, whichever is shorter), and (iv) registered with KIPO as a 전용실시권 (exclusive license registration), in order to provide Licensee with the maximum statutory protection available under Korean patent law;

WHEREAS, the consideration for this Agreement is the consummation of the IP Transfer Agreement and the contemporaneously-executed Master Services Agreement, and this Agreement is a condition precedent thereto;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the IP Transfer Agreement. In addition, the following terms shall have the meanings set forth below:

1.1 “Assigned IP” has the meaning given in the IP Transfer Agreement (excluding, for the avoidance of doubt, the Sundori Marks).

1.2 “Improvements” means any improvement, modification, derivative work, or new invention conceived or reduced to practice by Licensee or its Permitted Sublicensees during the Term that is based upon, derived from, or that incorporates any item of the Assigned IP.

1.3 “KIPO” means the Korean Intellectual Property Office.

1.4 “Korea Territory” means the territory of the Republic of Korea, including its territorial waters and airspace as defined under Korean law.

1.5 “Korean Governmental Authority” means any agency, ministry, public corporation, or government-controlled procurement body of the Republic of Korea, including without limitation the Public Procurement Service, the Defense Acquisition Program Administration (DAPA), the Korea Forest Service, the Ministry of Agriculture, Food and Rural Affairs, the Ministry of Environment, the National Fire Agency, the Korean National Police Agency, and any branch of the ROK Armed Forces.

1.6 “Permitted Sublicensees” means: (a) any Korean Governmental Authority procuring products embodying the Assigned IP from Licensee; (b) Licensee’s authorized Korean distributors, system integrators, and after-sales partners, in each case under written sublicense agreements consistent with this Agreement; and (c) any Korean subsidiary of Licensee that is wholly owned by Licensee.

1.7 “Term” has the meaning set forth in Section 6.1.

ARTICLE 2

LICENSE GRANT

Section 2.1. Grant of Exclusive License.

Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive (even as to Licensor and its affiliates), royalty-free, perpetual (or coterminous with the underlying patent, design, utility model, or other item, whichever is shorter), non-revocable except for material uncured breach or insolvency, license under the Assigned IP within the Korea Territory, to:

(a) make, have made, use, import, offer to sell, sell, lease, distribute, support, service, train on, and otherwise commercially exploit products and services embodying or incorporating the Assigned IP;

(b) sublicense to Permitted Sublicensees on the terms set forth in Section 2.3;

(c) practice all method, process, and use claims of any patent forming part of the Assigned IP;

(d) reproduce and use the Trade Secrets and related know-how internally, including for the operation, maintenance, training, manufacturing, and quality assurance of products and services; and

(e) hold, maintain, and renew the specialized Korean flight licenses (Schedule A, Part 4 of the IP Transfer Agreement) to the extent such licenses are non-transferable under Korean aviation regulations.

Section 2.2. Carve-Outs and Reservations.

(a) The license granted hereunder is limited to the Korea Territory. For the avoidance of doubt, the license does not authorize Licensee to manufacture in Korea for export to, or otherwise to sell into, any jurisdiction outside the Korea Territory; provided that incidental cross-border activity (e.g., participation in international joint exercises by the ROK Armed Forces, demonstrations at international trade shows held within Korea) is permitted.

(b) Direct sales by Licensee to foreign customers outside Korea are outside the scope of the license and require a separate license or distribution arrangement with Licensor or its designated foreign subsidiary.

(c) Licensor retains all rights under the Assigned IP for the entire territory outside the Korea Territory, and the right (subject to the exclusivity granted herein) to enforce the Assigned IP within the Korea Territory against third-party infringers, in cooperation with Licensee.

(d) The Sundori Marks are not the subject of this license back; ownership of the Sundori Marks is retained by Licensee, and Licensee separately grants Licensor a perpetual worldwide license to use the Sundori Marks pursuant to Section 2.4 of the IP Transfer Agreement.

Section 2.3. Sublicense Rights.

Licensee may grant sublicenses to Permitted Sublicensees, provided that: (a) each sublicense is in writing and is consistent with and no broader than the terms of this Agreement; (b) Licensee remains primarily liable for compliance by its Permitted Sublicensees; (c) sublicenses granted to Korean Governmental Authorities for procurement purposes may take the form of standard procurement license terms attached to government contracts; and (d) Licensee shall provide Licensor with a list of material sublicenses (other than those to Korean Governmental Authorities) on an annual basis.

Section 2.4. KIPO Registration.

Promptly following the Closing under the IP Transfer Agreement, the Parties shall jointly cause the registration of this license with KIPO as a 전용실시권 (exclusive license) under Korean Patent Act Article 100 (and the equivalent provisions for designs and utility models), at Licensee’s cost. Such registration is essential to provide Licensee with statutory rights against third parties and is a covenant of both Parties.

ARTICLE 3

IMPROVEMENTS

Section 3.1. Ownership of Improvements.

All Improvements developed by Licensee or its Permitted Sublicensees during the Term shall be owned by Licensee as between the Parties.

Section 3.2. Grant-Back License to Licensor.

Licensee hereby grants to Licensor a non-exclusive, royalty-free, worldwide-except-Korea, perpetual, sublicensable license under the Improvements, for use, manufacture, sale, and other commercial exploitation outside the Korea Territory.

Section 3.3. Joint Development.

If the Parties jointly develop any Improvement under a separate written collaboration agreement, the Parties shall negotiate the ownership and licensing thereof under such collaboration agreement. Absent a separate agreement, joint Improvements shall be jointly owned, with each Party having an unrestricted right to license its joint interest (subject to the geographic carve-out of the license grant).

ARTICLE 4

ROYALTY-FREE NATURE; TRANSFER PRICING

Section 4.1. Royalty.

In consideration of the assignment of the Assigned IP by Licensee to Licensor under the IP Transfer Agreement and the contemporaneous service obligations under the Master Services Agreement, the license granted hereunder is royalty-free. No royalty, license fee, or other periodic payment is due from Licensee to Licensor in respect of the license granted hereunder.

Section 4.2. Arm’s-Length Justification.

The Parties acknowledge that, on a stand-alone basis, an arm’s-length licensee would typically pay a royalty for an exclusive license of comparable scope. The royalty-free nature of this license is supported by the following considerations to be set forth in the contemporaneous transferpricing documentation prepared by an independent accounting firm:

(a) Licensee, in the same overall transaction, is the original owner and developer of the Assigned IP and has transferred such IP to Licensor without monetary consideration in exchange for the strategic operational covenants set forth in Article 3 of the IP Transfer Agreement. This license back returns to Licensee the rights necessary to preserve its existing Korean business and is therefore a partial reservation by the original owner rather than a new license at arm’s length;

(b) Licensee provides ongoing engineering, manufacturing-line setup, and technical-support services to Licensor and its affiliates under the Master Services Agreement, which services would not be feasible without continued access to the Assigned IP; the license is a necessary input to Licensee’s ability to perform under the MSA;

(c) The geographic scope of the license is limited to the Korea Territory and is, with respect to Licensee’s ex-Korea activities, fully reserved to Licensor — the Korean market being a subset of the global market that, on a stand-alone basis, would justify only a partial royalty; and

(d) The integrated nature of the transaction (assignment plus license-back plus services) places it outside the comparable uncontrolled transaction framework typically used for stand-alone IP licenses.

Each Party shall maintain consistent positions in its respective Korean and U.S. transfer-pricing documentation.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Section 5.1. Mutual Representations.

Each Party represents and warrants to the other that: (a) it has full corporate power and authority to enter into this Agreement; (b) the execution and delivery hereof has been duly authorized; and

(c) this Agreement constitutes the valid and binding obligation of such Party, enforceable in accordance with its terms.

Section 5.2. Licensor Representations.

Licensor represents and warrants to Licensee that: (a) upon Closing under the IP Transfer Agreement, Licensor will have good and marketable title to the Assigned IP necessary to grant the license hereunder; and (b) Licensor will not, during the Term, grant any other license, assignment, or encumbrance affecting the Assigned IP within the Korea Territory that would conflict with the exclusivity of the license granted to Licensee hereunder.

Section 5.3. No Other Warranty.

EXCEPT AS EXPRESSLY SET FORTH HEREIN AND IN THE IP TRANSFER AGREEMENT, THE LICENSE IS GRANTED ON AN “AS-IS” BASIS. LICENSOR MAKES NO REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT, ALL OF WHICH ARE EXPRESSLY DISCLAIMED.

ARTICLE 6

TERM AND TERMINATION

Section 6.1. Term.

The Term of this Agreement shall commence on the Effective Date and shall continue, on a country-by-country and IP-item-by-IP-item basis, until the expiration of the underlying patent, design registration, utility model, or specialized flight license, unless earlier terminated under Section 6.2 or Section 6.3. With respect to Trade Secrets, the Term shall continue for so long as the underlying information retains the character of a trade secret.

Section 6.2. Termination by Licensor for Cause.

Licensor may terminate this Agreement, in whole or with respect to any item of Assigned IP, by written notice to Licensee, only upon the occurrence of one or more of the following Termination Events, and only after giving Licensee a ninety (90) day cure period (or, for non-curable breaches, after fair opportunity to be heard):

(a) a material breach by Licensee of this Agreement that has not been cured within such period;

(b) an order of liquidation, bankruptcy, or insolvency entered against Licensee that is not vacated within ninety (90) days; or

(c) the use by Licensee of the Assigned IP in a manner that materially and adversely damages the goodwill associated with the Sundori Marks, in a manner not curable within ninety (90) days.

Section 6.3. Termination by Licensee for Cause.

Licensee may terminate this Agreement upon a material breach by Licensor that is not cured within ninety (90) days of written notice, including any unauthorized grant by Licensor of competing rights within the Korea Territory.

Section 6.4. Effect of Termination.

Upon termination: (a) Licensee shall cease use of the terminated Assigned IP within the Korea Territory, subject to a twelve (12) month sell-down period for finished inventory then in stock;

(b) sublicenses to Korean Governmental Authorities that, by their terms, survive termination shall continue subject to the original terms; and (c) the obligations of confidentiality, dispute resolution, and any provision that by its terms is intended to survive shall survive.

Section 6.5. No Termination for Convenience.

Except as expressly set forth in this Article 6, this Agreement is non-terminable. Neither Party shall have the right to terminate for convenience.

ARTICLE 7

ENFORCEMENT AND DEFENSE

Section 7.1. Notice of Infringement.

Each Party shall promptly notify the other of any actual or suspected infringement of the Assigned IP within the Korea Territory of which it becomes aware.

Section 7.2. Right to Enforce.

As the holder of the exclusive license, Licensee shall have the first right (but not the obligation) to bring and control any action or proceeding for infringement of the Assigned IP within the Korea Territory, at Licensee’s expense. Licensor shall reasonably cooperate, including by joining as a party where required for standing. Any recovery shall be allocated: (a) first, to reimburse the enforcing Party’s costs; (b) then, to reimburse the cooperating Party’s costs; and

(c) the remainder allocated seventy percent (70%) to Licensee and thirty percent (30%) to Licensor.

Section 7.3. Defense of Third-Party Claims.

If a third party asserts a claim that the use of any item of Assigned IP within the Korea Territory infringes such third party’s rights, the Parties shall jointly determine the defense strategy, with costs shared in proportion to the affected use, and any resulting damages or settlement allocated consistent with that proportion.

ARTICLE 8

MISCELLANEOUS

Section 8.1. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Republic of Korea, without regard to its conflict-of-laws principles. The Parties have selected Korean law to facilitate KIPO registration of the exclusive license and to enable Korean court enforcement of the license against third-party infringers.

Section 8.2. Dispute Resolution.

Any dispute arising out of or relating to this Agreement that the Parties are unable to resolve through good-faith negotiation within thirty (30) days shall be finally resolved by binding arbitration administered by the Korean Commercial Arbitration Board under its International Arbitration Rules. The seat of arbitration shall be Seoul, the language of arbitration shall be English, and the tribunal shall consist of three arbitrators.

Section 8.3. Compliance with Korean Procurement Law.

The Parties acknowledge that nothing in this Agreement shall be interpreted to restrict Licensee’s ability to participate in Korean public procurement on terms compliant with the State Contracts Act, the Defense Acquisition Act, and the Procurement Business Act. To the extent Korean procurement law mandates rights or compliance steps beyond those contemplated herein, such mandate shall control.

Section 8.4. Notices.

All notices required or permitted hereunder shall be in writing and delivered by hand, internationally-recognized courier, or email (with confirmation of transmission and follow-up by hand or courier), addressed as follows (or to such other address as a Party may designate by notice given as provided herein): If to Licensor:

If to Licensee:

Hallmark Venture Group, Inc. (to be renamed SDR Drone Inc.) 1800 N Town Center Drive, Suite 100 Las Vegas, Nevada 89144 United States of America

Sundori Drone Co., Ltd. 947 Hanam-daero Hanam-si, Gyeonggi-do Republic of Korea Attention: Cho Soon-sik, CEO

Email: jo@sundori.net

Attention: [OFFICER NAME]

Email: [OFFICER EMAIL]

With copy to: Equorix LLC 1270 Avenue of the Americas, 7th Floor Rockefeller Center New York, NY 10020 Attention: Sam Pai Managing Partner

Email: sam@equorix.com

Section 8.5. Relationship with IP Transfer Agreement.

This Agreement is part of an integrated transaction with the IP Transfer Agreement and the Master Services Agreement. In the event of an irreconcilable conflict among these documents, the IP Transfer Agreement shall control as to assignment of title; this Agreement shall control as to the rights of Licensee within the Korea Territory; and the Master Services Agreement shall control as to services.

Section 8.6. Entire Agreement; Amendment.

This Agreement, together with the IP Transfer Agreement and the Master Services Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior agreements, term sheets, and understandings. This Agreement may be amended only by a written instrument signed by both Parties.

Section 8.7. Assignment; Successors.

Neither Party may assign this Agreement without the prior written consent of the other Party, except that Licensor may assign this Agreement to any affiliate or successor in interest to all or substantially all of its business or assets (including by merger, consolidation, reorganization, or sale).

Section 8.8. Counterparts; Electronic Signatures.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Electronic signatures (DocuSign or equivalent) shall be deemed original signatures.

Section 8.9. Severability; Waiver; Headings.

If any provision is held invalid or unenforceable, the remaining provisions shall continue in full force and effect. No waiver shall be effective unless in writing and signed by the waiving Party. Headings are for convenience only and shall not affect the interpretation hereof.

Section 8.10. Language.

This Agreement is executed in the English language, which shall be the controlling version for all purposes; provided that, for the limited purpose of KIPO registration, the Parties may execute and file a Korean translation, in which case the Korean translation shall be the registered version solely for KIPO purposes.

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

LICENSOR:

LICENSEE:

HALLMARK VENTURE GROUP, INC. (to be renamed SDR Drone Inc.)

SUNDORI DRONE CO., LTD.

By:

By:

Name:	Cho Soon-sik

Title:	Chief Executive Officer

Date:

Name:

Title:

Date: